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                                FIRST AMENDMENT
                                       TO
                            ASSET PURCHASE AGREEMENT


     FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT dated November 9, 1995 ("First Amendment") by and between CENTRAL MASSACHUSETTS HEALTH CARE, INC., a not-for-profit corporation organized under the laws of the Commonwealth of Massachusetts with a principal address at 100 Front Street, Suite 300, Worcester, Massachusetts 01608 (the "Seller") and HEALTHSOURCE MASSACHUSETTS, INC., a corporation organized under the laws of the Commonwealth of Massachusetts with a principal office at c/o Healthsource, Inc., Two College Park Drive, Hooksett, New Hampshire 03106 (the "Buyer").

     WHEREAS, Seller and Buyer entered into a certain Asset Purchase Agreement dated April 10, 1995 ("Agreement") with respect to the sale by Seller to Buyer of certain of the assets of Seller to Buyer as more specifically defined in the Agreement; and

     WHEREAS, the Agreement contains certain conditions to Buyer's obligations to close the transactions contemplated in the Agreement including without limitation the negotiation and entering into a hospital provider contract with Medical Center of Central Massachusetts on terms specified in the Agreement; and

     WHEREAS, Seller has not been able to fulfill such condition; and

     WHEREAS, Seller has distributed to its participating physicians monies previously withheld with respect to 1994 services, in an amount of $5,825,000; and

     WHEREAS, Seller and Buyer desire to further clarify other issues pertaining to the status of the charitable foundation which will ultimately succeed to all of the rights, obligations and liabilities of the Seller pursuant to the Agreement and other agreements contemplated therein, issues pertaining to the Seller's accounting for physician withholds for the year 1995 and certain other issues; and

     WHEREAS, Seller and Buyer desire to record their agreement in this First Amendment.

     NOW, THEREFORE, in consideration of the mutual provisions herein set forth, and

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subject to the terms and conditions hereof, the parties agree as follows:

     1. PURCHASE PRICE: The Base Purchase Price as stated in SECTION 3.01 of the Agreement is hereby changed for all purposes from $62,500,000 to $57,500,000.

     2. HOSPITAL CONTRACT CONDITION: The condition regarding the negotiation and entering into a hospital provider agreement with MCCM as specified in
SECTION 10.15, SECTION 1(g) and EXHIBIT J of the Agreement is hereby acknowledged by Seller and Buyer to be met and fulfilled and otherwise waived by Buyer. Buyer shall not be obligated to assume any contract or agreement between Seller and MCCM, but may do so if it wishes.

     3. WORCESTER SURGICAL CENTER: Buyer agrees to negotiate in good faith with Worcester Surgical Center, Inc. after Closing towards establishing a mutually satisfactory provider relationship. Any long term agreement must be subject to both parties' best interests.

     4. 1995 ACCOUNTING: In addition to deducting the Physician Withholds (as defined in SECTION 5 below) from Seller's "Risk Fund" line item of the Estimated and Final Balance Sheets as required in SECTION 4.01 of the Agreement, for all purposes in preparation of Seller's 1995 financial statements (and for any interim period during 1995 as required by SECTION 10.09 of the Agreement) and for purposes of preparation of the Estimated Balance Sheet and the Final Balance Sheet, all liability to participating physicians for return of 1995 Physician Withholds (as defined in SECTION 5 below) shall be recorded as a liability of Seller on the aforementioned financial statements.

     5.   PHYSICIAN WITHHOLD AND FEE DISTRIBUTION: Seller and Buyer agree that
SECTION 2.09 of the Agreement is hereby amended to read as follows:

          "Seller has paid the fees withheld from its participating physicians for the calendar year 1994 (the "Physician Withholds") in the amount of $5,825,000 to its participating physicians and shall provide Buyer with proof of such payments at Closing. After Closing, Buyer shall pay to participating physicians of Seller ("Physicians") all amounts withheld (or to be withheld) from Physicians for the calendar year 1995 (the "1995 Physician Withholds"). Buyer shall provide Seller with proof of payment of the 1995 Physician Withholds promptly after such amounts are paid. Buyer shall assume no liability whatsoever for the payment of physician withholds for any

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period before the calendar year 1995, the Physician Withholds, or for payment of any amounts to physicians beyond the amount of the 1995 Physician
Withholds.

     6.   1995 LOSSES OFFSET:  SECTION 4.01(B) is deleted in its entirety.

     7. SUCCESSOR TO SELLER: Seller and Buyer agree and acknowledge that after Closing of the transactions contemplated in the Agreement, Seller shall not transfer any material portion of its assets or capital (including without limitation the Purchase Price paid by Buyer), except for transfer of some or all of the Seller's assets or capital (including the Purchase Price paid by Buyer) to a charitable foundation to be established by Seller or to another appropriate charitable successor to Seller upon terms approved in advance by the Attorney General of the Commonwealth of Massachusetts ("Attorney General"). Prior to and as a condition precedent to any such transfer, any such foundation or successor of Seller shall have (i) specifically assumed in a writing acceptable to Buyer all rights and obligations of Seller (including without limitation indemnification obligations, duties, covenants and liabilities) pursuant to the Agreement and this First Amendment and other agreements referred to herein or delivered by or on behalf of Seller at Closing (including without limitation joining in the Non-Competition Agreement referred to in
SECTION 10.13 and in the form of EXHIBIT D of the Agreement); and (ii) given reasonable assurance to Buyer in a writing acceptable to Buyer that transfer of any material part of such foundation's or successor's assets or capital (including the Purchase Price) will not occur. In addition to all other rights and remedies of Buyer for breach of this SECTION 7, and notwithstanding anything to the contrary, if any, contained in the Agreement, Buyer shall be entitled to preliminary and permanent injunctive relief restraining Seller from doing or continuing to do any act in violation of this SECTION 7 and ordering Seller to cause its successor to assume fully the obligations of Seller pursuant to the Agreement and this Amendment as required in this SECTION 7 without showing or proving any actual damage sustained by Buyer, it being acknowledged and agreed by the parties that a breach of this SECTION 7 by Seller will cause irreparable injury to Buyer for which money damages will not provide a total and adequate remedy.

     8.   APPROVAL AND CONFIRMATION BY MASSACHUSETTS ATTORNEY GENERAL.  As a

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condition to Closing Seller shall have received and delivered to Buyer a written approval and confirmation by the Attorney General (and any court of competent jurisdiction otherwise approving the transactions contemplated in the Agreement) to the provisions of this First Amendment (including without limitation SECTION 7 hereof), which approval and confirmation shall also confirm that all of Buyer's rights under the Agreement against Seller shall be enforceable fully against Seller and any successor of Seller, including without limitation that Seller or any such successor of Seller shall be and shall remain liable to Buyer for all retained liabilities and all indemnification obligations of Seller to Buyer pursuant to the Agreement.

     9. TERMINATION: The termination date as stated in SECTION 18 part (ii) and (iii) of the Agreement is hereby changed from September 30, 1995 to December 31, 1995 with the parties to make a good faith effort to close effective as of November 30, 1995.

     10. EFFECT OF AMENDMENT: Except as otherwise amended by this First Amendment, all terms, conditions and provisions of the Agreement shall remain unchanged and continue to be effective and binding upon the parties hereto.

     11. NO WAIVERS: Seller and Buyer agree that any actions taken in anticipation of or in connection with the Closing, and the execution of this First Amendment will in no way be considered as a waiver or modification of any of the terms of the Asset Purchase Agreement or other material agreements executed by the parties or any rights of the parties pursuant thereto, except as otherwise set forth in this First Amendment.

     12. TERMS OF AGREEMENT: Except as specifically amended in this First Amendment, all terms and provisions of the Agreement shall remain unchanged and continue to be effective and binding upon the parties hereto.

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          IN WITNESS WHEREOF, the parties have executed this First Amendment to
Asset Purchase Agreement as of the date first written above.

WITNESS:                             CENTRAL MASSACHUSETTS HEALTH
                                     CARE, INC. ("SELLER")


/s/ Emily J. KellY            By: /s/ John M. Powell
------------------------          ----------------------------
                                        Duly Authorized


                                     HEALTHSOURCE MASSACHUSETTS, INC.


/s/ Daniel N. Gregoire        By: /s/ Norman C. Payson
------------------------          ----------------------------
                                        Norman C. Payson, M.D.



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